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                                                                    Exhibit 10.8


                              EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT (this "Agreement") executed on the dates set forth on the last page of this Agreement but effective as of December 1, 2003, between FOSTER WHEELER LTD., a Bermuda company (the "Company"), and BRIAN
K. FERRAIOLI (the "Executive").

                  The Executive is currently employed by the Company, and the Executive and the Company wish to continue their employment relationship, on the terms and conditions set forth in this Agreement.

                  Accordingly, the Company and the Executive hereby agree as follows:

                  1. Employment, Duties and Acceptance.

                      1.1 Employment, Duties. The Company hereby agrees to continue to employ the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of Vice President and Corporate Controller of the Company or such other position reasonably equivalent in terms of title, responsibility, and reporting as he may be assigned by the Chief Financial Officer or Chief Executive Officer of the Company, and to perform such other duties consistent with such position(s) (including service as a director or officer of any affiliate of the Company if elected) as may be assigned by the Chief Financial Officer or Chief Executive Officer of the Company; provided, however, that the Executive may participate in civic, charitable, industry, and professional organizations to the extent that such participation does not materially interfere with the performance of Executive's duties hereunder.

                      1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, and consistent with the above, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests.

                      1.3 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company's offices in Clinton, New Jersey, subject to reasonable travel requirements consistent with the nature of the Executive's duties from time to time on behalf of the Company. The Executive shall keep a residence within reasonable daily commute of the Clinton, New Jersey area throughout the Term.

                  2. Term of Employment.

                      2.1 Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on December 1, 2003 (the "Effective Date"), and shall end on November 30, 2006, unless earlier terminated pursuant to Section 4. The parties agree to meet in September, 2006 to discuss an extension of the Term.




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                  3. Compensation; Benefits.

                      3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay to the Executive during the Term a base salary, payable monthly in arrears, at the initial annual rate of $220,000 (the "Base Salary"). On each anniversary of the Effective Date or such other appropriate date during each year of the Term when the salaries of executives at the Executive's level are normally reviewed, the Company shall review the Base Salary and determine if, and by how much, the Base Salary should be increased. All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.

                      3.2 Bonus. Executive shall be eligible to participate, as determined by the Compensation Committee of the Board of Directors of the Company (the "Board"), in the Company's annual incentive program as in effect from time to time for executives at the Executive's level. Initially, the Executive's participation shall be in the discretionary bonus program designated the "Foster Wheeler Annual Incentive Plan for 2002 and Subsequent Years."

                      3.3 Stock Options. Executive shall be eligible for annual stock option grants, as determined by the Compensation Committee of the Board, under the Company's stock option plan covering executives at the Executive's level, as in effect from time to time.

                      3.4 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.

                      3.5 Vacation. During the Term, the Executive shall be entitled to an annual paid vacation period or periods in accordance with the applicable executive vacation policy as in effect from time to time, which in no event shall be less than the vacation policy as in effect on the Effective Date.

                      3.6 Benefits and Perquisites. During the Term, the Executive shall be entitled to participate in those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefit plans and such perquisites of the Company as from time to time in effect and on a basis no less favorable than any other executive at the Executive's level.

                      3.7 Change of Control. The Executive shall be covered under the Company's Change in Control Agreement as in effect from time to time for executives at the Executive's level. Any amounts and/or benefits payable, paid or provided to the Executive under such Change in Control Agreement shall be in lieu of and not in addition to amounts and/or benefits payable or provided under this Agreement. This Agreement is not intended to preclude benefits payable under the Change in Control Agreement should the events described therein occur.



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                  4. Termination.

                      4.1 Termination Events.

                          4.1.1 Executive's employment and the Term shall
terminate immediately upon the occurrence of any of the following:

                              (i) the end of the Term;

                              (ii) the death of the Executive;

                              (iii) the physical or mental disability of the
Executive, whether totally or partially, such that with or without reasonable accommodation the Executive is unable to perform the Executive's material duties, for a period of not less than one hundred and eighty (180) consecutive days; or

                              (iv) notice of termination for "Cause". As used
herein, "Cause" means (i) conviction of a felony; (ii) actual or attempted theft or embezzlement of Company assets; (iii) use of illegal drugs; (iv) material breach of the Agreement that the Executive has not cured within thirty (30) days after the Company has provided the Executive notice of the material breach which shall be given within sixty (60) days of the Company's knowledge of the occurrence of the material breach; (v) commission of an act of moral turpitude that in the judgment of the Board can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company and/or the ability of the Executive to perform the Executive's duties; (vi) gross or willful misconduct in performance of the Executive's duties; (vii) breach of fiduciary duty to the Company; or (viii) willful refusal to perform the duties of Executive's titled position.

                          4.1.2 The Executive may immediately resign the
Executive's position for Good Reason and, in such event, the Term shall terminate. As used herein, "Good Reason" means without the Executive's consent
(i) material diminution in the title, duties, responsibilities or authority described in Section 1.1 above; (ii) reduction of Base Salary and benefits except for across-the-board changes for executives at the Executive's level;
(iii) exclusion from executive benefit/compensation plans; (iv) material breach of the Agreement that the Company has not cured within thirty (30) days after the Executive has provided the Company notice of the material breach which shall be given within sixty (60) days of the Executive's knowledge of the occurrence of the material breach; or (v) resignation in compliance with applicable law or rules of professional conduct.

                          4.1.3 The Company may terminate the Executive's
employment thirty (30) days following notice of termination without Cause given by the Company and, in such event, the Term shall terminate. During such thirty
(30) day notice period, the Company may require that the Executive cease performing some or all of the Executive's duties and/or not be present at the Company's offices and/or other facilities.

                          4.1.4 The Executive may voluntarily resign the
Executive's position effective thirty (30) days following notice to the Company of the Executive's intent to voluntarily resign without Good Reason and, in such event, the Term shall terminate. During such thirty (30) day notice period, the Company may require that the Executive cease performing some or all of the Executive's duties and/or not be present at the Company's offices and/or other facilities.



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                          4.1.5 The date upon which Executive's employment and
the Term terminate pursuant to this Section 4.1 shall be the Executive's "Termination Date" for all purposes of this Agreement.

                      4.2 Payments Upon a Termination Event.

                          4.2.1 Following any termination of the Executive's
employment, the Company shall pay or provide to the Executive, or the Executive's estate or beneficiary, as the case may be, (i) Base Salary earned through the Termination Date; (ii) the balance of any awarded but as yet unpaid, annual cash incentive or other incentive awards for any calendar year prior to the calendar year during which the Executive's Termination Date occurs; (iii) a payment representing the Executive's accrued but unused vacation; (iv) any vested, but not forfeited benefits on the Termination Date under the Company's employee benefit plans in accordance with the terms of such plans; and (v) benefit continuation and conversion rights to which the Executive is entitled under the Company's employee benefit plans.

                          4.2.2 Following a termination by the Company without
Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive in addition to the payments in Section 4.2.1 above, (i) Base Salary at the rate in effect on the Termination Date ("Termination Base Salary Rate"), payable monthly following the Termination Date and continuing for twenty-four months thereafter; (ii) two years of continued health and welfare benefit plan coverage following the Termination Date (excluding any additional vacation accrual or sick leave) at active employee levels and active employee cost; (iii) except as prohibited by law, removal of transfer and other restrictions from all shares of capital stock of the Company registered in the Executive's name; (iv) full vesting of all stock options to purchase shares of capital stock of the Company; (v) continued use for up to 12 weeks of any Company-provided vehicle provided to Executive in accordance with Section 3.6 above, and (vi) executive level career transition assistance services by a firm selected by the Executive and approved by the Company at a cost not to exceed a total of $8,000. Notwithstanding any other provision of this Agreement, as consideration for the pay and benefits that the Company shall provide the Executive pursuant to this Section 4.2.2, the Executive shall provide the Company an enforceable waiver and release agreement in a form that the Company normally requires.

                      4.3 No Mitigation. Upon termination of the Executive's employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.

                  5. Protection of Confidential Information; Non-Competition.

                      5.1 The Executive acknowledges that the Executive's services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive's work for the Company will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and information which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:



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                          5.1.1 except in the course of performing the
Executive's duties provided for in Section 1.1, not at any time, whether before, during or after the Executive's employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company's or its subsidiaries' or affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, or any other of its or their trade secrets. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, then, except as prohibited by law, the Executive will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure. In such event, Executive shall have the right to also retain counsel of his own choosing, and the Company shall pay all fees and costs incurred in connection therewith. The Executive acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Company and its subsidiaries and affiliates.

                          5.1.2 to deliver promptly to the Company on
termination of the Executive's employment with the Company, or at any time that the Company may so request, all confidential memoranda, notes, records, reports, manuals, drawings, software, electronic/digital media records, blueprints and other documents (and all copies thereof) relating to the Company's (and its subsidiaries' and affiliates') business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

                      5.2 In consideration of the Company's entering into this Agreement, the Executive agrees that at all times during the Term and thereafter for the time period described hereinbelow, the Executive shall not, directly or indirectly, for Executive or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

                          5.2.1 until the first anniversary of the Termination
Date, engage in any activity for or on behalf of a Competitor, as director, employee, shareholder, consultant or otherwise, which is the same as or similar to activity in which Executive engaged at any time during the last two (2) years of employment by the Company;




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                          5.2.2 until the second anniversary of the Termination
Date, (i) call upon any Person who is, at such Termination Date, engaged in activity on behalf of the Company or any subsidiary or affiliate of the Company for the purpose or with the intent of enticing such Person to cease such activity on behalf of the Company or such subsidiary or affiliate; or (ii) solicit, induce, or attempt to induce any customer of the Company to cease doing business in whole or in part with or through the Company or a subsidiary or affiliate, or to do business with any Competitor.

                  For purposes of this Agreement, "Competitor" means a person or entity who or which is engaged in a material line of business conducted by the Company. For purposes of this Agreement, "a material line of business conducted by the Company" means an activity of the Company generating gross revenues to the Company of more than twenty-five million dollars ($25,000,000) in the immediately preceding fiscal year of the Company.

                      5.3 If the Executive commits a breach or threatens to breach any of the provisions of Section 5.1 or 5.2 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by injunction or otherwise by any court having jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company in addition to money damage and that money damages alone will not provide a complete or adequate remedy to the Company, it being further agreed that such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                      5.4 If any of the covenants contained in Sections 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

                      5.5 The period during which the prohibitions of Section
5.2 are in effect shall be extended by any period or periods during which the Executive is in violation of Section 5.2.

                      5.6 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable, the parties agree that the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.

                      5.7 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties' hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.



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                  6. Intellectual Property.

                  Notwithstanding and without limiting the provisions of Section 5, the Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder), the Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

                  7. Indemnification.

                  In addition to any rights to indemnification to which the Executive is entitled under the Company's charter and by-laws, to the extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance in an amount determined by the Company, the Executive at all times, during and after the Term, and, to the maximum extent permitted by applicable law, shall pay the Executive's expenses (including reasonable attorneys' fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any subsidiary or affiliate of the Company of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall use its best efforts to maintain during the Term and thereafter insurance coverage sufficient in the determination of the Company to satisfy any indemnification obligation of the Company arising under this Section 7.

                  8. Notices.

                  All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after sent by overnight courier or three days after mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

                  If to the Company, to:

                  Foster Wheeler, Inc.
                  Perryville Corporate Park
                  Clinton, NJ 08809-4000
                  Attention:  General Counsel

                  If to the Executive, to the Executive's principal residence as reflected in the records of the Company.



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                  9. General.

                      9.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made between residents thereof and to be performed entirely in New Jersey.

                      9.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                      9.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. Notwithstanding the foregoing, the Company and the Executive understand and agree that this Agreement does not supersede the KERP Letter Agreement between the Company and Executive, dated as of December 1, 2003.

                      9.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive's services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.

                      9.5 The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Term to the extent necessary to the intended preservation of such rights and obligations.

                      9.6 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                      9.7 This Agreement may be executed in two or more counterparts, each of which shall he deemed to be an original but all of which together will constitute one and the same instrument.

                      9.8 The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.



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                  10. Dispute Resolution.

                  Subject to the rights of the Company pursuant to Section 5.3 above, any controversy, claim or dispute arising out of or relating to this Agreement, the breach thereof, or the Executive's employment by the Company shall be settled by arbitration with three arbitrators. The arbitration will be administered by the American Arbitration Association in accordance with its National Rules for Resolution of Employment Disputes. The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall take place in the Clinton, New Jersey area, or in any other mutually agreeable location. In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and state courts, as applicable, located in New Jersey. Any request for interim injunctive relief or other provisional remedies or opposition thereto shall not be deemed to be a waiver or the right or obligation to arbitrate hereunder. The arbitrator shall have the discretion to award reasonable attorneys' fees, costs and expenses to the prevailing party. To the extent a party prevails in any dispute arising out of this Agreement or any of its terms and provisions, all reasonable costs, fees and expenses relating to such dispute, including the parties' reasonable legal fees, shall be borne by the party not prevailing in the resolution of such dispute, but only to the extent that the arbitrator or court, as the case may be, deems reasonable and appropriate given the merits of the claims and defenses asserted.

                  11. Free to Contract.

                  The Executive represents and warrants to the Company that Executive is able freely to accept engagement and employment by the Company as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent Executive from entering into this Agreement, would prevent Executive or restrict Executive in any way from rendering services to the Company as provided herein during the Term or would be breached by the future performance by the Executive of Executive's duties hereunder. The Executive also represents and warrants that no fee, charge or expense of any sort is due from the Company to any third person engaged by the Executive in connection with Executive's employment by the Company hereunder, except as disclosed in this Agreement.

                  12. Subsidiaries and Affiliates.

                  As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the Company or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the Company or other business entity in question.



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                  IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below but effective as of December 1, 2003.

                                 FOSTER WHEELER LTD.



                                 By: /s/ Raymond J. Milchovich
                                     ----------------------------------------
                                 Raymond J. Milchovich
                                 Chairman, President and
                                 Chief Executive Officer

                                 Dated:  April 27, 2004





                                 /s/Brian K. Ferraioli
                                 --------------------------------------------
                                 Brian K. Ferraioli

                                 Dated:   April 27, 2004